Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

-Or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

THIRD QUARTER 2009 FFO OF $0.98 PER SHARE AND

EPS OF $(0.03) PER SHARE

Quarterly Highlights

•                  Third quarter FFO totaled $0.98 per share (diluted) compared to $1.37 per share (diluted) for the third quarter of 2008.

•                  Net loss for the third quarter of 2009 totaled $0.03 per share (diluted) compared to net income of $0.49 per share (diluted) in the same period in the prior year.

•                  Recognized combined same-store GAAP NOI growth of 5.9% for the third quarter, including 5.6% from the consolidated same-store properties and 6.5% from the unconsolidated joint venture same-store properties.  For the first nine months of 2009, combined same-store GAAP NOI growth was 3.5%, including 3.3% from the consolidated same-store properties and 4.1% from the unconsolidated joint venture same-store properties.

•                  Signed 28 Manhattan office leases totaling 251,888 square feet with average starting rents of $47.31 per rentable square foot during the third quarter.  Average Manhattan office starting rents increased by 5.2% on these leases over previously fully escalated rents.

•                  Maintained Manhattan occupancy rate of 95.7% with increases in occupancy at 100 Park Avenue, 625 Madison Avenue, 750 Third Avenue and 1515 Broadway.

•                  Amended the 2007 unsecured revolving credit facility to provide the Company with the ability to acquire a portion of the loans outstanding under the facility. A subsidiary of the Company subsequently repurchased $48.0 million of the total commitment at a discount, and the Company realized a $7.1 million gain on the early extinguishment of debt.

•                  Repurchased approximately $33.0 million of the Company’s unsecured notes and exchangeable bonds since July 1, 2009, realizing gains on early extinguishment of debt aggregating approximately $1.2 million.  Since October 2008, the Company has repurchased approximately $757.3 million of its debt for approximately $557.2 million, which resulted in gains on early extinguishment of approximately $155.7 million.

•                  Closed on a $145.0 million refinancing of 420 Lexington Avenue with a new lender. This financing, provided at a 7.5% fixed interest rate, matures in 2016 and features two one-year extension options.  This transaction resulted in a $36.9 million increase in the indebtedness secured by the property and generated approximately $22.7 million in net cash proceeds.  Proceeds from the refinancing were used in part to repay the former mortgage of $108.1 million.

•                  Closed on a $215.0 million refinancing of 100 Park Avenue with new lenders. This financing, provided at a 6.64% fixed interest rate, matures in 2014 and features two one-year extension options.  The refinancing enabled the joint venture to retire the former $175.0 million mortgage.

•                  Amended the construction financing at 1551-1555 Broadway with the existing lenders by extending the maturity date to October 2011 and fully drawing down the loan. This loan, which has a one-year extension option, carries a variable interest rate of 400 basis points over the 30-day LIBOR.

•                  Successfully restructured the 100 Church structured finance investment resulting in control being obtained by the Company and its co-lender with full beneficial ownership expected to occur in the first quarter of 2010.

Summary

New York, NY, October 26, 2009 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $78.1 million, or $0.98 per share (diluted), for the quarter ended September 30, 2009, a decrease of 28.5% compared to $83.1 million, or $1.37 per share (diluted), for the same quarter in 2008.

Net loss attributable to common stockholders totaled $2.5 million, or $0.03 per share (diluted), for the quarter ended September 30, 2009, compared to net income of $28.8 million, or $0.49 per share (diluted), for the same quarter in 2008.

Operating and Leasing Activity

For the third quarter of 2009, the Company reported revenues and EBITDA of $249.6 million and $141.7 million, respectively, a decrease of $18.7 million, or 7.0%, and $9.0 million, or 6.0%, respectively, compared to the same period in 2008.  The decrease is primarily due to lower investment income and greater loan loss reserves in 2009 compared to 2008.

Same-store GAAP NOI on a combined basis increased by 5.9% for the third quarter when compared to the same quarter in 2008, with the consolidated properties increasing 5.6% to $133.3 million and the unconsolidated joint venture properties increasing 6.5% to $53.1 million.  For the first nine months of 2009, combined same-store GAAP NOI growth was 3.5%, including 3.3% from the consolidated same-store properties and 4.1% from the unconsolidated joint venture same-store properties.

Occupancy for the Manhattan portfolio at September 30, 2009 was 95.7%.  During the quarter, the Company signed or commenced 36 leases in the Manhattan portfolio totaling 278,819 square feet, of which 28 leases and 251,888 square feet represented office leases.  Average starting Manhattan office rents of $47.31 per rentable square foot on the 251,888 square feet of leases signed or commenced during the third quarter represented a 5.2% increase over the previously fully escalated rents.  The average lease term was 9.6 years and average tenant concessions were 6.9 months of free rent with a tenant improvement allowance of $56.19 per rentable square foot.

Average starting Suburban office rents of $29.46 per rentable square foot for the third quarter represented a 5.7% decrease over the previously fully escalated rents.  Occupancy for the Suburban portfolio was 90.4% at September 30, 2009 compared to 90.3% at June 30, 2009.  During the quarter, the Company signed 28 leases in the Suburban portfolio totaling 158,580 square feet, of which 24 leases and 155,960 square feet represented office leases.

During the quarter, the Company had solid leasing activity at 100 Park Avenue, 420 Lexington Avenue, 750 Third Avenue, 1515 Broadway, all in New York City, and 140 Grand Street and the Meadows in the suburbs.

Leases which were signed or commenced during the third quarter included:

•                  New lease with Marcum & Kliegman, LLP for approximately 67,152 square feet at 750 Third Avenue.

•                  New lease with Syska Hennessy Group, Inc. for approximately 64,788 square feet at 1515 Broadway.

•                  New lease with ECT Capital LLC for approximately 20,626 square feet at 100 Park Avenue.

•                  Renewal with The County of Westchester for approximately 17,800 square feet at 140 Grand Street, Westchester.

•                  New lease with Wilson Elser Moskowitz Edelman for approximately 16,056 square feet at 1010 Washington Boulevard, CT.

Marketing, general and administrative, or MG&A, expenses for the quarter ended September 30, 2009 was approximately $18.9 million down from $20.9 million for the quarter ended September 30, 2008.

Real Estate Investment Activity

In August 2009, the Company sold 399 Knollwood, CT for $20.7 million, which included approximately $1.9 million of cash and the assumption of mortgage financing of $18.5 million.  The sales price of $142.00 per square foot represents a capitalization rate of 8.3%.  The Company recorded a loss on the sale of approximately $11.4 million.

In August 2009, we entered into a sale and purchase agreement to sell a 49.5% interest in Green 485 JV LLC, or the Joint Venture, the owner of 485 Lexington Avenue, to a partnership comprised of Optibase Ltd. (Nasdaq: OBAS) and Gilmor USA LLC, or the Purchasers.  The transaction results in an implied asset valuation of approximately $504.2 million for the property. Upon closing, the Purchasers will pay us approximately $20.8 million for a 49.5% interest in the Joint Venture and will also make a $20.0 million non-recourse loan to us maturing in 2021 which will be secured by a pledge by us of an additional 49.5% interest in the Joint Venture, with our retaining an unencumbered 1% interest in the Joint Venture. In addition, the Purchasers will also acquire an option based in general on fair market value, exercisable generally until 2022 subject to certain limitations, to purchase our 49.5% pledged ownership interests in the Joint Venture, subject to certain limitations.  Prior to closing, we will also make a $12.2 million, 9.0% loan due in 2013, to the Joint Venture. The existing $450.0 million mortgage will remain an obligation of the Joint Venture. The transaction is subject to certain conditions, including the existing lender’s approval of the transfer of ownership in Green 485 JV LLC and such lender’s approval of substitute guarantors under the loan.  There is no assurance that the conditions precedent contemplated in the sale-purchase agreement will be fulfilled or that the transaction will be consummated at such time or at all.

Financing and Capital Activity

The Company repurchased approximately $33.0 million of its exchangeable bonds since July 1, 2009, realizing gains on early extinguishment of debt aggregating approximately $1.2 million.

In August 2009, the Company amended the 2007 unsecured revolving credit facility to provide it with the ability to acquire a portion of the loans outstanding under the facility. During the third quarter, a subsidiary of the Company repurchased $48.0 million of the total commitment at a discount, and the Company realized a $7.1 million gain on the early extinguishment of debt.

In August 2009, the Company closed on the refinancing of 420 Lexington Avenue with a new lender.  This $145.0 million financing, provided at a 7.5% fixed interest rate, matures in 2016 and features two one-year extension options. It enabled the Company to prepay the $108.1 million outstanding on the former mortgage. In connection with this financing, the Company incurred a defeasance charge of approximately $10.5 million, which is included in interest expense for the third quarter.

In September 2009, the Company, along with its joint venture partner Prudential Real Estate Investors, closed on a financing at 100 Park Avenue with new lenders. The $215.0 million financing, provided at a 6.64% fixed interest rate, matures in 2014 and features two one-year extension options. It enabled the joint venture to retire the former $175.0 million mortgage.

Also in September 2009, the Company, along with its joint venture partner Jeff Sutton, closed on an amendment to the financing at 1551-1555 Broadway with the existing lenders. At closing, the loan was fully drawn to the reduced committed amount of $133.6 million. The maturity date was extended to October 2011, has a one-year extension option and carries a variable interest rate of 400 basis points over the 30-day LIBOR. The property is net leased to American Eagle Outfitters (NYSE: AEO).

In July 2009, the Company closed on a $40.0 million upsize to the financing secured by 625 Madison Avenue.  The amortizing loan, which is co-terminus with the existing mortgage, resulted in a blended fixed interest rate of 7.22% on the combined $136.2 million loan.

Structured Finance Activity

The Company’s structured finance investments totaled approximately $614.5 million at September 30, 2009 (excluding approximately $1.0 million of structured finance investments which were classified as held for sale at September 30, 2009), a decrease of approximately $132.4 million from the balance at December 31, 2008.  During the third quarter, the Company closed on a $16.1 million structured finance investment secured by a New York City property.  Also during the third quarter, the Company recorded approximately $16.1 million in additional loan loss reserves against its structured finance investments.  The structured finance investments currently have a weighted average maturity of 3.7 years and a weighted average yield for the quarter ended September 30, 2009 of 10.2%, exclusive of loans totaling $59.1 million which are on non-accrual status.

Dividends

During the third quarter of 2009, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.10 per share of common stock. Dividends were paid on October 15, 2009 to stockholders of record on the close of business on September 30, 2009.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period July 15, 2009 through and including October 14, 2009.  Dividends were paid on October 15, 2009 to stockholders of record on the close of business on September 30, 2009, and reflect regular quarterly dividends, which are the equivalent of annualized dividend of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio web cast on Tuesday, October 27, 2009 at 2:00 pm ET to discuss the financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “financial reports” in the investors section.

The live conference will be webcast in listen-only mode on the Company’s website under “event calendar & webcasts” in the investors’ section of the website and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 866.783.2140 Domestic or 857.350.1599 International, using pass-code “SL Green.”

A replay of the call will be available through November 3, 2009 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 97277223.

Supplemental Information

The Supplemental Package outlining the Company’s third quarter 2009 financial results will be available prior to the quarterly conference call on the Company’s website.

Annual Institutional Investor Conference

SL Green will host its 2009 Annual Institutional Investor Conference on Monday, December 7, 2009.  To sign up for additional details on the event and/or to determine if you are eligible to attend, email your contact information, including the institution you are affiliated with, to SLG.2009@slgreen.com.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of September 30, 2009, the Company owned interests in 29 New York City office properties totaling approximately 23,211,200 square feet, making it New York’s largest office landlord. In addition, at September 30, 2009, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 374,812 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 10 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Rental revenue, net	$192,433	$196,762	$579,980	$581,456
Escalations & reimbursement revenues	29,916	32,168	94,935	91,842
Preferred equity and investment income	16,266	31,825	48,697	73,626
Other income	10,988	7,558	40,432	63,473
Total revenues	249,603	268,313	764,044	810,397

Equity in net income from unconsolidated joint ventures	16,585	12,292	46,486	49,540
Gain on early extinguishment of debt	8,368	—	85,401	—

Expenses:
Operating expenses	55,217	60,747	162,423	168,410
Ground rent	7,912	7,709	24,004	23,784
Real estate taxes	34,758	31,356	108,027	96,194
Loan loss reserves	16,100	9,150	123,677	14,150
Marketing, general and administrative	18,869	20,920	54,736	70,813
Total expenses	132,856	129,882	472,867	373,351

Earnings Before Interest, Depreciation and Amortization (EBITDA)	141,700	150,723	423,064	486,586
Interest expense, net of interest income	65,366	71,646	182,105	220,747
Amortization of deferred financing costs	3,069	1,599	5,981	4,770
Depreciation and amortization	56,955	53,535	166,307	161,169
Loss (gain) on equity investment in marketable securities	(52)	—	629	—
Net income from Continuing Operations	16,362	23,943	68,042	99,900
Income (loss) from Discontinued Operations	60	63	(930)	2,851
Gain (loss) on sale of Discontinued Operations	(11,829)	—	(5,257)	110,232
Net gain on sale of interest in unconsolidated joint venture/ real estate	—	9,533	6,848	103,014
Net income	4,593	33,539	68,703	315,997
Net income attributable to noncontrolling interests	(2,144)	257	(11,006)	(16,793)
Net income attributable to SL Green Realty Corp.	2,449	33,796	57,697	299,204
Preferred stock dividends	(4,969)	(4,969)	(14,906)	(14,906)
Net income (loss) attributable to common stockholders	$(2,520)	$28,827	$42,791	$284,298
Earnings Per Share (EPS)
Net income (loss) per share (Basic)	$(0.03)	$0.50	$0.64	$4.88
Net income (loss) per share (Diluted)	$(0.03)	$0.49	$0.64	$4.85

Funds From Operations (FFO)
FFO per share (Basic)	$0.99	$1.37	$3.59	$4.67
FFO per share (Diluted)	$0.98	$1.37	$3.59	$4.65

Basic ownership interest
Weighted average REIT common shares for net income per share	76,832	58,113	67,196	58,307
Weighted average partnership units held by noncontrolling interests	2,336	2,340	2,337	2,340
Basic weighted average shares and units outstanding for FFO per share	79,168	60,453	69,533	60,647
Diluted ownership interest
Weighted average REIT common share and common share equivalents	76,938	58,376	67,243	58,645
Weighted average partnership units held by noncontrolling interests	2,336	2,340	2,337	2,340
Diluted weighted average shares and units outstanding	79,274	60,716	69,580	60,985

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,378,843	$1,386,090
Buildings and improvements	5,552,888	5,544,019
Building leasehold and improvements	1,270,294	1,259,472
Property under capital lease	12,208	12,208
	8,214,233	8,201,789
Less accumulated depreciation	(685,062)	(546,545)
	7,529,171	7,655,244
Assets held for sale, net	992	184,035
Cash and cash equivalents	634,072	726,889
Restricted cash	91,355	105,954
Investment in marketable securities	53,053	9,570
Tenant and other receivables, net of allowance of $13,683 and $16,898 in 2009 and 2008, respectively	27,884	30,882
Related party receivables	8,585	7,676
Deferred rents receivable, net of allowance of $23,374 and $19,648 in 2009 and 2008, respectively	160,819	145,561
Structured finance investments, net of discount of $25,582 and $18,764 and allowance of $114,658 and $45,766 in 2009 and 2008, respectively	614,466	679,814
Investments in unconsolidated joint ventures	971,111	975,483
Deferred costs, net	138,980	133,052
Other assets	303,446	330,193
Total assets	$10,533,934	$10,984,353

Liabilities and Equity
Mortgage notes payable	$2,599,416	$2,591,358
Revolving credit facility	1,374,076	1,389,067
Senior unsecured notes	842,175	1,501,134
Accrued interest and other liabilities	44,737	70,692
Accounts payable and accrued expenses	121,875	133,100
Deferred revenue/gain	368,753	427,936
Capitalized lease obligation	16,837	16,704
Deferred land lease payable	17,922	17,650
Dividend and distributions payable	12,006	26,327
Security deposits	40,574	34,561
Liabilities related to assets held for sale	—	106,534
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	5,538,371	6,415,063
Commitments and contingencies	—	—
Noncontrolling interest in operating partnership	102,174	87,330
Equity
SL Green Realty Corp. stockholders’ equity
7.625% Series C perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 6,300 issued and outstanding at September 30, 2009 and December 31, 2008, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at September 30, 2009 and December 31, 2008, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 80,201 and 60,404 issued and outstanding at September 30, 2009 and December 31, 2008, respectively (inclusive of 3,360 shares held in Treasury at both September 30, 2009 and December 31, 2008)	802	604
Additional paid-in capital	3,489,037	3,079,159
Treasury stock-at cost	(302,705)	(302,705)
Accumulated other comprehensive loss	(42,497)	(54,747)
Retained earnings	973,554	979,939
Total SL Green Realty Corp. stockholders’ equity	4,366,493	3,950,552
Noncontrolling interests in other partnerships	526,896	531,408
Total equity	4,893,389	4,481,960
Total liabilities and equity	$10,533,934	$10,984,353

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
FFO Reconciliation:
Net income (loss) attributable to common stockholders	$(2,520)	$28,827	$42,791	$284,298
Add:
Depreciation and amortization	56,955	53,535	166,307	161,169
Discontinued operations depreciation adjustments	77	1,429	708	6,133
Joint venture depreciation and noncontrolling interest adjustments	9,800	9,323	30,387	28,879
Net (income) loss attributable to noncontrolling interests	2,144	(257)	11,006	16,793
Loss (gain) on equity investment in marketable securities	(52)	—	629	—
Less:
Gain (loss) on sale of discontinued operations	(11,829)	—	(5,257)	110,232
Equity in net gain (loss) on sale of joint venture property/real estate	—	9,533	6,848	103,014
Depreciation on non-rental real estate assets	176	237	549	693
Funds from Operations	$78,057	$83,087	$249,688	$283,333

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Earnings before interest, depreciation and amortization (EBITDA):	$141,700	$150,723	$423,064	$486,586
Add:
Marketing, general & administrative expense	18,869	20,920	54,736	70,813
Net Operating income from discontinued operations	341	3,316	1,639	10,107
Loan loss reserves	16,100	9,150	123,677	14,150
Less:
Non-building revenue	(17,874)	(34,177)	(68,238)	(117,136)
Gain on early extinguishment of debt	(8,368)	—	(85,401)	—
Equity in net income from joint ventures	(16,585)	(12,292)	(46,486)	(49,540)
GAAP net operating income (GAAP NOI)	134,183	137,640	402,991	414,980

Less:
Net Operating income from discontinued operations	(341)	(3,316)	(1,639)	(10,107)
GAAP NOI from other properties/affiliates	(540)	(8,139)	(11,276)	(27,229)
Same-Store GAAP NOI	$133,302	$126,185	$390,076	$377,644

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2009	2008
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,211	23,719
Portfolio percentage leased at end of period	95.7%	96.5%
Same-Store percentage leased at end of period	96.5%	96.5%
Number of properties in operation	29	30

Office square feet leased during quarter (rentable)	251,888	359,067
Average mark-to-market percentage-office	5.2%	55.0%
Average starting cash rent per rentable square foot-office	$47.31	$66.78

(1)  Includes wholly owned and joint venture properties.